March 1, 2023

Charles F. McCain

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Expense Limitations – March 1, 2023 through February 29, 2024

Dear Mr. McCain:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to limit the total annual operating expenses, excluding interest expense (if any), of each class of shares of such Harbor funds until February 29, 2024 in the manner set forth below:

Harbor Disruptive Innovation Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.75%	0.83%	1.08%	1.19%

Harbor Large Cap Value Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.61%	0.69%	0.94%	1.05%

Harbor Mid Cap Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.80%	0.88%	1.13%	1.24%

Harbor Mid Cap Value Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.77%	0.85%	1.10%	1.21%

Harbor Diversified International All Cap Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.72%	0.80%	1.05%	1.16%

Harbor Global Leaders Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.78%	0.86%	1.11%	1.22%

111 SOUTH WACKER DRIVE, 34TH FLOOR | CHICAGO, ILLINOIS 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborcapital.com

Mr. McCain

March 1, 2023

Harbor International Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.69%	0.77%	1.02%	1.13%

Harbor International Growth Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.77%	0.85%	1.10%	1.21%

Harbor International Small Cap Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.88%	0.96%	1.21%	1.32%

Harbor International Core Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.77%	0.85%	1.10%	1.21%

Harbor Convertible Securities Fund	Retirement Class	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.63%	0.71%	0.96%	1.07%

Harbor Core Plus Fund	Retirement Class	Institutional Class	Administrative Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.30%	0.38%	0.63%

Harbor Core Bond Fund	Retirement Class	Institutional Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.26%	0.34%

We shall have no ability to terminate or modify this expense limitation agreement through February 29, 2024. This agreement shall automatically expire without further action by the parties at the close of business on February 29, 2024.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

Mr. McCain

March 1, 2023

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Erik D. Ojala
Erik D. Ojala, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:	/s/ Charles F. McCain
Charles F. McCain, President